Exhibit 99.1

ATHLON ENERGY ANNOUNCES 2013 FINANICAL RESULTS

AND PROVIDES OPERATIONAL UPDATE

FORT WORTH, Texas—(BUSINESS WIRE)—February 25, 2014

Athlon Energy (NYSE: ATHL) (“Athlon” or the “Company”) today reported fourth quarter and full-year 2013 financial results, announced year-end 2013 proved reserves, and provided an operational update on vertical and horizontal drilling results.

Company Highlights

•                  Adjusted EBITDA increased 103% to $70.2 million for the fourth quarter 2013 as compared to $34.6 million for the fourth quarter 2012.

•                  Discretionary cash flow increased 101% to $60.4 million for the fourth quarter 2013 as compared to $30.1 million for the fourth quarter 2012.

•                  Average daily production volumes for the fourth quarter 2013 increased 69% to 14,689 BOE/D as compared to 8,710 BOE/D produced in the fourth quarter 2012, despite the negative impact of severe winter weather, with oil volumes growing 83%.

•                  Direct LOE decreased 24% to $7.22 per BOE for the fourth quarter 2013 from $9.55 per BOE for the fourth quarter 2012.

•                  Year-end 2013 total proved reserves were 127.3 MMBOE, up 48% as compared with 86.0 MMBOE year-end 2012.

•                  Year-end 2013 proved developed reserves were 46.7 MMBOE (37% of total proved reserves), up 82% from 25.7 MMBOE year-end 2012 (30% of total proved reserves).

•                  Athlon’s 2013 exploration and development program replaced 44.9 MMBOE (over 10x 2013 production) at a drill bit F&D cost of $8.86 per BOE.

•                  Athlon’s first horizontal well in Glasscock County, the Wilkinson 31 #8H, produced a peak 3-phase 24-hour IP rate of 1,734 BOE/D (71% oil) and a peak 3-phase 30-day IP rate of 1,562 BOE/D (69% oil).

•                  Athlon closed on its previously announced $88 million acquisition and signed additional working interests for $8.7 million.

“We are proud to report exceptional financial results for the fourth quarter and full-year 2013, as well as outstanding growth in our year-end proved reserves.  Athlon’s robust economic returns on our capital investments delivered record financial performance for our investors this year. Low-risk vertical development coupled with high-impact horizontal upsides give us a stable base to deliver exceptional results for many years to come,” noted Bob Reeves, Chairman, President, and Chief Executive Officer.  “We see 2014 as yet another year of tremendous returns that leads to fast-paced organic growth. With a strong balance sheet, we have the ability to accelerate drilling later this year or may seek to complement our assets through opportunistic acquisitions within our core operating areas.”

Fourth Quarter 2013 Financial Update

Athlon’s total revenues increased 98% to $91.0 million in the fourth quarter 2013 as compared to $46.0 million in the fourth quarter 2012.  Oil revenues comprised 84% and 80% of total revenues during the respective periods.  Athlon’s average wellhead oil price, which represents the net price received for oil production, rose to $93.58 per Bbl in the fourth quarter 2013 from $82.11 per Bbl in the fourth quarter 2012.  Athlon’s average oil differential to NYMEX WTI tightened to $3.92 per Bbl in the fourth quarter 2013 from $6.09 per Bbl in the fourth quarter 2012.  Athlon’s realized natural gas price increased to $3.25 per Mcf in the fourth quarter 2013 from $3.10 per Mcf in the fourth quarter 2012.  Athlon realized a $0.36 per Mcf differential to NYMEX Henry Hub in the fourth quarter 2013 compared to $0.30 per Mcf in the fourth quarter 2012.  Fourth quarter 2013 realized NGL prices increased to $33.25 per Bbl from $33.09 per Bbl during the fourth quarter 2012.

Direct lease operating expenses (“LOE”) were $9.8 million ($7.22 per barrel of oil equivalent or “BOE”) for the fourth quarter 2013 versus $7.6 million ($9.55 per BOE) for the fourth quarter 2012.  Athlon was able to realize lower per unit production expenses despite severe winter weather that resulted in widespread power outages and interruptions at various production facilities.

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Production, severance, and ad valorem taxes were $5.7 million for the fourth quarter 2013 versus $2.8 million for the fourth quarter 2012.  As a percentage of wellhead revenues, taxes were 6.2% in the fourth quarter 2013 as compared to 6.1% in the fourth quarter 2012.

Cash general and administrative (“G&A”) expenses for the fourth quarter 2013 were $4.5 million ($3.36 per BOE), excluding acquisition and other non-recurring costs of $0.2 million, versus $2.4 million cash G&A expenses ($3.04 per BOE) for the fourth quarter 2012, excluding $0.9 million in acquisition costs.  The increase in G&A was primarily due to higher employee count and additional public company related expenses.

Derivative fair value gains for the fourth quarter 2013 were $3.2 million versus a loss of $0.3 million for the fourth quarter 2012.  Since Athlon does not use hedge accounting, changes in the fair value of its derivatives are recognized as gains and losses in the current period.  Included in these gains were total cash settlements paid on derivatives, adjusted for recovered premiums, during the fourth quarter 2013 of $0.9 million as compared to total cash settlements received on derivatives, adjusted for recovered premiums, of $1.4 million during the fourth quarter 2012.

In the fourth quarter 2013, Athlon recorded an income tax provision of $12.3 million on pretax income of $35.1 million compared to an income tax provision of $0.4 million on pretax income of $10.9 million in the fourth quarter 2012.  Prior to April 26, 2013, Athlon Holdings LP, Athlon’s accounting predecessor, was a limited partnership not subject to federal income taxes. Athlon expects its effective tax rate to be approximately 37.5% for the first quarter 2014.

Net income attributable to stockholders for the fourth quarter 2013 was $22.0 million, or $0.27 per diluted share, as compared to $10.5 million, or $0.15 per diluted share for the fourth quarter 2012.  Net income excluding certain items increased 46% to $19.6 million, or $0.24 per diluted share, for the fourth quarter 2013 as compared to $13.5 million, or $0.20 per diluted share, for the fourth quarter 2012.

Adjusted EBITDA, Discretionary cash flow, and Net income excluding certain items, are non-GAAP financial measures, which are defined and reconciled to their most directly comparable GAAP measures in the attached financial schedules.

Proved Reserves and Finding Costs

Athlon’s total proved reserves at December 31, 2013 as evaluated by Cawley, Gillespie & Associates (“CG&A”) were 127.3 million barrels of oil equivalent (“MMBOE”), up 48% from year-end 2012.  Proved reserves were calculated utilizing twelve-month first-day-of-the-month average price realizations during 2013 of $92.27 per Bbl for oil and $3.29 per Mcf for natural gas. Oil reserves totaled 71.2 million barrels, and combined with natural gas liquids of 30.7 million barrels, equaled 80% of total reserves.  Proved developed (“PD”) reserves were 46.7 MMBOE (37% of total proved reserves) up 82% from year-end 2012.  The Company’s proved undeveloped (“PUD”) locations were comprised of 659 gross (632.3 net) potential vertical drilling locations. Proved reserves included four horizontal wells categorized as PD locations and no horizontals included in the PUD category.  Athlon’s present value (“PV-10”) associated with proved reserves was $1.6 billion (61% of which was attributed to PD reserves), up approximately 89% from year-end 2012.

The following table summarizes the changes in Athlon’s estimated net proved reserves for 2013:

		Natural	Natural	Oil
	Oil	Gas	Gas Liquids	Equivalent
	(MBbls)	(MMcf)	(MBbls)	(MBOE)
Balance, December 31, 2012	49,423	103,683	19,275	85,979
Purchases of minerals-in-place	495	877	197	838
Extensions and discoveries	23,895	45,424	9,566	41,031
Revisions of previous estimates	43	7,149	2,638	3,874
Production	(2,682)	(4,927)	(954)	(4,458)
Balance, December 31, 2013	71,174	152,206	30,722	127,264

Athlon’s exploration and development program added 44.9 MMBOE, replacing 10.1x of 2013 production (as defined by the sum of reserve extensions, discoveries, and revisions, divided by annual production). The Company’s exploration and development costs (excluding asset retirement obligations) in 2013 were $397.7 million, resulting in a drill bit finding and development (“F&D”) cost of $8.86 per BOE (defined as exploration and development costs divided by the sum of reserve extensions, discoveries, and revisions).

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The following table summarizes Athlon’s development reserve additions, development and exploration costs incurred, and drill bit F&D cost for 2013:

Extensions and discoveries (MBOE)	41,031
Revisions of previous estimates (MBOE)	3,873
Total development reserve additions (MBOE)	44,904

Development costs incurred (in thousands)	$180,011
Exploration costs incurred (in thousands)	218,680
Total development and exploration costs incurred (in thousands)	398,691
Less: asset retirement obligations incurred (in thousands)	(1,013)
Total development and exploration costs incurred, excluding asset retirement obligations (in thousands)	397,678
Divided by total development reserve additions (MBOE)	44,904
Drill Bit F&D cost per BOE	$8.86

Operational Update

During the fourth quarter 2013, Athlon drilled 46 gross operated vertical wells (45 net) while operating seven vertical rigs, which was unchanged from third quarter and two more wells than budgeted despite severe winter weather during the quarter.  The Company exited 2013 with eight operated vertical rigs and, in January 2014, drilled its 350th gross vertical well since inception. During the fourth quarter 2013, Athlon also drilled 2 gross horizontal wells (1.6 net) in Glasscock County while operating one horizontal rig and completed 2 gross horizontal wells (2 net) in Midland County. The Company incurred $118.8 million in development capital expenditures during the fourth quarter 2013.

Athlon had previously disclosed a peak 3-phase 20-day initial production (“IP”) rate of 1,759 BOE/D (71% oil) on its second horizontal well in Midland County, Davidson 27C #12H (100% WI), which had not yet reached its peak 30-day rate. The well was completed using a 30-stage hybrid fracture stimulation over a perforated lateral length of 7,426 ft. drilled in the Wolfcamp B zone.  The well has now achieved a peak 3-phase 30-day IP rate of 1,717 BOE/D (69% oil), which the Company believes represents one of the highest normalized 30-day IP rates of any reported horizontal Wolfcamp well to-date in the Basin.

Athlon’s first horizontal well in Glasscock County, Wilkinson 31 #8H, was drilled and completed in partnership with Laredo Petroleum Inc. in order to optimize horizontal development economics with longer lateral lengths, whereby the Company retained a 58% operated working interest. The well was drilled in the Wolfcamp A zone and completed using a 30-stage hybrid fracture stimulation over a perforated lateral length of 7,132 ft. The Wilkinson 31 #8H achieved a peak 3-phase 24-hour IP rate of 1,734 BOE/D (71% oil) producing on gas lift and a peak 3-phase 30-day IP rate of 1,562 BOE/D (69% oil). The Company believes that this represents the highest 30-day IP rate of any reported horizontal well to-date on the east-side of the Midland Basin.

The second Glasscock County well, Lawson #2703H (100% WI), was successfully drilled to a lateral length of 8,096 ft. in the Wolfcamp A zone. The well was completed utilizing a 30-stage hybrid fracture stimulation over a perforated lateral length of 7,618 ft.  The well has recently been placed on production and the Company is encouraged by early results.

In Howard County, Abel 18 #3H (100% WI) was successfully drilled and cased to a lateral length of 8,294 ft. in the Wolfcamp A zone, and is currently waiting on completion.  Athlon’s horizontal rig is currently drilling Williams 17 #3H (100% WI) targeting the Wolfcamp A, which represents the Company’s sixth overall horizontal well and second well in Howard County.  Afterward, the rig will drill a third horizontal well targeting the Wolfcamp A zone in Howard County.  The Company expects the rig to then return to Glasscock County during the second quarter 2014 to drill multiple wells to protect lease boundaries from competitive development by operators directly offsetting Athlon’s acreage.

Athlon continues to perform extensive evaluation on these early horizontal wells to enhance future well performance, which results in additional associated costs. The Company is currently in negotiations to contract a second horizontal drilling rig and expects delivery in the first part of the second quarter 2014.

Acquisition Update

Athlon closed its January announced $88 million acquisition concentrated in Midland, Upton, Martin, and Andrews counties on February 6, 2014. The Company has agreed to acquire additional working interests in the properties, partially offset by the exercise of certain preferential rights, with the net effect of an $8.7 million purchase price increase. This represents an additional 770 net acres.

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Liquidity Update

Athlon had a pro forma total liquidity position of $541.3 million at year-end 2013.  This consisted of $113.0 million in cash on hand as of December 31, 2013, $525 million of undrawn borrowing capacity under its credit facility, and is pro forma for the January announced acquisition and additional rights of $96.7 million. The Company believes its liquidity is sufficient to meet current cash requirements. Athlon expects its borrowing base to increase substantially at its next redetermination in April 2014 as a result of the Company’s successful drilling program as evidenced in the year-end 2013 reserve report and the recent acquisition.

Conference Call Details

Title: Athlon Energy Q4 2013 Earnings Conference Call

Date and Time: Wednesday, February 26, 2014 at 9:30 a.m. Central Time

Webcast: Listen to the live broadcast via http://www.athlonenergy.com

Telephone: Dial 1-888-679-8035 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 75346082.

A replay of the conference call will be archived and available via Athlon’s website at the above web address or by dialing 1-888-286-8010 and entering conference ID 59652576.  The replay will be available through March 12, 2014.  International callers can dial 617-213-4848 for the live broadcast or 617-801-6888 for the replay.

About Athlon Energy

Athlon Energy is an independent exploration and production company focused on the acquisition, development, and exploitation of unconventional oil and liquids-rich natural gas reserves in the Permian Basin.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, including those with respect to Athlon’s drilling plan, capital budget, expected borrowing base increases, and effective tax rates represent Athlon’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved.  These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of Athlon’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Athlon does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.  New factors emerge from time to time, and it is not possible for Athlon to predict all such factors.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Athlon’s filings with the United States Securities and Exchange Commission.  The risk factors and other factors noted in Athlon’s filings could cause Athlon’s actual results to differ materially from those contained in any forward-looking statement.

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Athlon Energy Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in thousands, except per share amounts)
Revenues:
Oil	$76,672	$36,674	$252,606	$128,081
Natural gas	4,726	3,092	16,620	8,415
NGLs	9,639	6,236	30,147	20,615
Total revenues	91,037	46,002	299,373	157,111
Expenses:
Production:
Lease operating - direct	9,752	7,649	33,323	25,474
Lease operating - non-cash equity-based compensation	250	8	453	29
Production, severance, and ad valorem taxes	5,668	2,821	19,048	10,438
Processing, gathering, and overhead	53	29	222	84
Depletion, depreciation, and amortization	25,149	16,686	87,171	54,456
General and administrative	8,029	3,342	21,752	10,554
Contract termination fee	—	—	2,408	—
Derivative fair value loss (gain)	(3,216)	297	18,115	(9,293)
Accretion of discount on asset retirement obligations	190	135	675	478
Total expenses	45,875	30,967	183,167	92,220
Operating income	45,162	15,035	116,206	64,891
Other income (expenses):
Interest	(10,074)	(4,147)	(36,669)	(9,951)
Other	5	—	35	2
Total other expenses	(10,069)	(4,147)	(36,634)	(9,949)
Income before income taxes	35,093	10,888	79,572	54,942
Income tax provision	12,345	382	19,150	1,928
Consolidated net income	22,748	10,506	60,422	53,014
Less: net income attributable to noncontrolling interest	743	—	1,359	—
Net income attributable to stockholders	$22,005	$10,506	$59,063	$53,014

Net income per common share:
Basic	$0.27	$0.16	$0.80	$0.80
Diluted	$0.27	$0.15	$0.80	$0.78

Weighted average common shares outstanding:
Basic	82,129	66,340	72,915	66,340
Diluted	82,129	68,196	74,771	68,196

Athlon Energy Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Year Ended
	December 31,
	2013	2012
	(in thousands)
Consolidated net income	$60,422	$53,014
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Non-cash and other items	126,081	48,347
Changes in operating assets and liabilities	(2,866)	(6,059)
Net cash provided by operating activities	183,637	95,302

Net cash used in investing activities	(424,746)	(347,259)

Financing activities:
Net proceeds from long-term debt	123,066	188,672
Net proceeds from IPO	295,697	—
Distributions to partners	(75,000)	—
Contributions from partners	1,500	40,166
Other	—	(40)
Net cash provided by financing activities	345,263	228,798

Increase (decrease) in cash and cash equivalents	104,154	(23,159)
Cash and cash equivalents, beginning of period	8,871	32,030
Cash and cash equivalents, end of period	$113,025	$8,871

Athlon Energy Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	December 31,
	2013	2012
	(in thousands)
Total assets	$1,355,451	$852,298

Liabilities (excluding long-term debt)	$217,616	$69,421
Long-term debt	500,000	362,000
Equity	637,835	420,877
Total liabilities and equity	$1,355,451	$852,298

Working capital (a)	$45,414	$(22,249)

(a)  Working capital is defined as current assets minus current liabilities.

Athlon Energy Inc.

Selected Operating Results

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Total production volumes:
Oil (MBbls)	819	447	2,682	1,457
Natural gas (MMcf)	1,453	998	4,927	3,163
NGLs (MBbls)	290	188	954	595
Combined (MBOE)	1,351	801	4,458	2,579

Average daily production volumes:
Oil (Bbls/D)	8,905	4,855	7,349	3,981
Natural gas (Mcf/D)	15,791	10,843	13,497	8,641
NGLs (Bbls/D)	3,151	2,048	2,614	1,625
Combined (BOE/D)	14,689	8,710	12,213	7,047

Average realized prices:
Oil ($/Bbl) (before impact of cash settled derivatives)	$93.58	$82.11	$94.17	$87.90
Oil ($/Bbl) (after impact of cash settled derivatives)	92.48	85.27	90.89	87.16
Natural gas ($/Mcf)	3.25	3.10	3.37	2.66
NGLs ($/Bbl)	33.25	33.09	31.60	34.65
Combined ($/BOE) (before impact of cash settled derivatives)	67.37	57.41	67.16	60.91
Combined ($/BOE) (after impact of cash settled derivatives)	66.70	59.17	65.18	60.50

Average expenses per BOE:
Lease operating - direct	$7.22	$9.55	$7.48	$9.88
Production, severance, and ad valorem taxes	4.19	3.52	4.27	4.05
Depletion, depreciation, and amortization	18.61	20.82	19.56	21.11
Cash general and administrative (a)	3.36	3.04	3.20	3.51

(a)  For the three months ended December 31, 2013, excludes (1) non-cash equity-based compensation of $3.3 million and (2) acquisition, corporate reorganization, and secondary offering costs of $0.2 million.  For the three months ended December 31, 2012, excludes (1) acquisition costs of $0.9 million and (2) non-cash equity-based compensation of $26,000.  For the year ended December 31, 2013, excludes (1) non-cash equity-based compensation of $3.8 million, (2) non-recurring IPO costs of $2.1 million, (3) nonrecurring corporate reorganization costs of $0.6 million, (4) advisory fees of $0.5 million, and (5) acquisition and secondary offering costs of $0.4 million.  For the year ended December 31, 2012, excludes (1) acquisition costs of $0.9 million, (2) advisory fees of $0.5 million, and (3) non-cash equity-based compensation of $0.1 million.

Athlon Energy Inc.

Derivative Summary as of February 25, 2014

(unaudited)

Period	Average Daily Swap Volume	Weighted- Average Swap Price
	(Bbl)	(per Bbl)
Q1 2014	8,606	$92.70
Q2 2014	8,950	92.71
Q3 2014	9,950	92.52
Q4 2014	9,950	92.52
2014	9,369	92.61

Q1 2015	4,300	91.29
Q2 2015	4,300	91.29
Q3 2015	1,300	93.18
Q4 2015	1,300	93.18
2015	2,788	91.74

Athlon Energy Inc.

Non-GAAP Financial Measures

(unaudited)

This press release includes a discussion of "Adjusted EBITDA," which is a non-GAAP financial measure.  The following table provides reconciliations of "Adjusted EBITDA" to consolidated net income and net cash provided by operating activities, Athlon's most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP, for the periods indicated:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in thousands)
Consolidated net income	$22,748	$10,506	$60,422	$53,014
Interest expense	10,074	4,147	36,669	9,951
Interest income	(10)	—	(15)	(2)
Income taxes	12,345	382	19,150	1,928
Depletion, depreciation, and amortization	25,149	16,686	87,171	54,456
Corporate reorganization costs	(35)	—	626	—
Acquisition costs	241	876	421	876
Advisory fees	—	—	500	493
Contract termination fee	—	—	2,408	—
Non-recurring IPO costs	—	—	2,251	—
Secondary offering costs	25	—	25	—
Non-cash equity-based compensation	3,508	34	4,138	152
Derivative fair value loss (gain)	(3,216)	297	18,115	(9,293)
Net derivative settlements received (paid), adjusted for recovered premiums	(903)	1,411	(8,809)	(1,074)
Accretion of discount on asset retirement obligations	190	135	675	478
Other non-cash operating items	65	86	218	181
Adjusted EBITDA	70,181	34,560	223,965	111,160
Changes in operating assets and liabilities	(12,630)	2,321	(2,866)	(6,059)
Current income taxes	(1,135)	—	(1,135)	—
Cash interest expense	(9,499)	(3,563)	(31,971)	(8,850)
Corporate reorganization costs	35	—	(626)	—
Acquisition costs	(241)	(876)	(421)	(876)
Advisory fees	—	—	(500)	(493)
Contract termination fee	—	—	(2,408)	—
Cash non-recurring IPO costs	—	—	(1,082)	—
Secondary offering costs	(25)	—	(25)	—
Amortization of deferred premiums paid	176	106	706	420
Net cash provided by operating activities	$46,862	$32,548	$183,637	$95,302

“Adjusted EBITDA” is used as a supplemental financial measure by Athlon’s management and by external users of Athlon’s consolidated financial statements, such as investors, lenders under Athlon’s credit agreement, commercial banks, research analysts, and others, to assess: (1) the financial performance of Athlon’s assets without regard to financing methods, capital structure, or historical cost basis; (2) Athlon’s operating performance and return on capital as compared to those of other companies in the upstream energy sector, without regard to financing or capital structure; and (3) the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

“Adjusted EBITDA” should not be considered an alternative to consolidated net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP.  Athlon’s definition of “Adjusted EBITDA” may not be comparable to other similarly titled measures of other companies because all companies may not calculate “Adjusted EBITDA” in the same manner.

This press release also includes a discussion of “Discretionary cash flow”, which is a non-GAAP financial measure. The following tables provide a reconciliation of “Discretionary cash flow” to consolidated net income, Athlon’s most directly comparable financial measure calculated and presented in accordance with GAAP for the periods indicated:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in thousands)
Consolidated net income	$22,748	$10,506	$60,422	$53,014
Non-cash interest expense	565	584	4,683	1,099
Deferred income taxes	12,345	382	19,150	1,928
Depletion, depreciation, and amortization	25,149	16,686	87,171	54,456
Non-cash equity-based compensation	3,508	34	4,138	152
Derivative fair value loss (gain)	(3,216)	297	18,115	(9,293)
Net derivative settlements received (paid), adjusted for recovered premiums	(903)	1,411	(8,809)	(1,074)
Accretion of discount on asset retirement obligations	190	135	675	478
Corporate reorganization costs	(35)	—	626	—
Contract termination fee	—	—	2,408	—
Non-recurring IPO costs	—	—	2,251	—
Secondary offering costs	25	—	25	—
Other non-cash operating items	65	86	218	181
Discretionary cash flow	$60,441	$30,121	$191,073	$100,941

“Discretionary cash flow” is used by the investment community as a financial indicator of an oil and natural gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. “Discretionary cash flow” is also useful because it is widely used by professional research analysts in valuing, comparing, rating, and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.

“Discretionary cash flow” should not be considered an alternative to consolidated net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP.  Athlon’s definition of “Discretionary cash flow” may not be comparable to other similarly titled measures of other companies because all companies may not calculate “Discretionary cash flow” in the same manner.

This press release also includes a discussion of “Net income excluding certain items”, which is a non-GAAP financial measure. The following tables provide a reconciliation of “Net income excluding certain items” to net income attributable to stockholders, Athlon’s most directly comparable financial measure calculated and presented in accordance with GAAP for the periods indicated:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in thousands, except per share amounts)
Net income attributable to stockholders	$22,005	$10,506	$59,063	$53,014
Less: derivative losses (gains) in excess of recovered premiums	(4,119)	1,708	9,306	(10,367)
Add: write-off of debt issuance costs	—	387	2,838	445
Add: corporate reorganization costs	(35)	—	626	—
Add: acquisition costs	241	876	421	876
Add: contract termination fee	—	—	2,408	—
Add: non-recurring IPO costs	—	—	2,251	—
Add: secondary offering costs	25	—	25	—
Change in noncontrolling interest for above items	86	—	(418)	—
Tax effect of above items	1,411	(17)	(7,603)	104
Net income excluding certain items	$19,614	$13,460	$68,917	$44,072

Diluted weighted average common shares outstanding	82,129	68,196	72,915	68,196

Net income excluding certain items per diluted share	$0.24	$0.20	$0.94	$0.65

Athlon believes that the exclusion of these items enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.   Athlon believes “Net income excluding certain items” comparable to analysts’ estimates is calculated on the same basis as analysts’ estimates and that many investors use this published research in making investment decisions useful in evaluating operational trends of Athlon and its performance relative to other oil and natural gas exploration and production companies.

“Net income excluding certain items” should not be considered an alternative to net income attributable to stockholders, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP.  Athlon’s definition of “Net income excluding certain items” may not be comparable to similarly titled measures of another entity because all entities may not calculate “Net income excluding certain items” in the same manner.

The following table summarizes Athlon’s costs incurred related to oil and natural gas properties for 2013 (in thousands):

Acquisitions:
Proved properties (a)	$19,609
Unproved properties (b)	34,922
Total acquisitions	54,531
Development (c)	180,011
Exploration (d)	218,680
Total costs incurred	$453,222

(a) Includes asset retirement obligations incurred of approximately $395,000.

(b) Costs incurred for unproved properties are excluded from the amortization base.

(c) Includes asset retirement obligations incurred of approximately $609,000.

(d) Includes asset retirement obligations incurred of approximately $404,000.

Source: Athlon Energy

Contact Information

William Butler

Chief Financial Officer

(817) 984-8220

InvestorRelations@athlonenergy.com